Exhibit 10.2

AMENDMENT NO. 2

TO

WARRANT AGREEMENT

THIS AMENDMENT NO. 2 TO WARRANT AGREEMENTS (this “Amendment”) is entered into as of May 7, 2008, by and between HERCULES TECHNOLOGY GROWTH CAPITAL, INC. (“Warrantholder”) and EPICEPT CORPORATION (“Company”).

RECITALS

Company and Warrantholder are parties to that certain Warrant Agreement dated as of August 30, 2006, as amended by that certain Amendment No. 1 thereto dated as of January 26, 2007 (as so amended, the “Warrant”). Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Warrant. The parties desire to amend the Warrant in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.	Section 1 of the Warrant is amended to read as follows:
1.	GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

This Stock Warrant (the “Warrant”) certifies that for value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof and prior to the Termination Date (as defined below) to subscribe for and purchase, from the Company, a number of fully paid and non-assessable shares of Common Stock (the “Warrant Shares”) equal to the quotient derived by dividing (a) $665,999 by (b) the Exercise Price. The Exercise Price is the lesser of (i) $1.46 and (ii) the volume weighted average price for the 10 trading days immediately prior to May 7, 2008 (the “Current Price”), provided that if the Next Event does not occur by June 30, 2008, the Exercise Price from and after June 30, 2008 shall be the lesser of (i) the Current Price and (ii) the volume weighted average price for the 10 trading days immediately prior to June 30, 2008. If the Company issues any equity securities after May 7, 2008 and before June 30, 2008 in a transaction or series of transactions in which the Company receives proceeds of at least $5,000,000 (the “Next Event”), then at the option of Holder, which option must be exercised by Holder within 10 days of the Next Event, the Warrant Shares shall be of the type and series issued in the Next Event and shall include all rights of a holder of such securities, including any warrants or rights to acquire other securities, and the Exercise Price shall be the price per share paid by the purchasers of the equity securities in the Next Event. The Holder shall not have any rights to amend this Warrant in the event the Company completes any financings subsequent to the Next Event.

2.         This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Except as amended hereby, the Warrant remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

EPICEPT CORPORATION By: __________________________________ Title: _________________________________
HERCULES TECHNOLOGY GROWTH CAPITAL, INC. By: __________________________________ Title: _________________________________